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                                                                       Exhibit 5

                               December 29, 1995




Regal-Beloit Corporation
200 State Street
Beloit, WI  53511

Gentlemen:

         I am providing this opinion in connection with the Registration Statement of Regal-Beloit Corporation (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 140,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") in the form of Stock Options under the Nonqualified Director Stock Option Plan (the "Plan"). I have examined (i) the Registration Statement; (ii) the Company's Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as I have deemed necessary in order to render this opinion. In rendering this opinion, I have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is my opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares, when issued (and in the case of Shares issued upon the exercise of options, paid for) as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although
Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023). The Wisconsin Supreme Court has held that Section 180.40(6) applies to shareholders





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Regal-Beloit Corporation
December 29, 1995
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of foreign corporations licensed to do business in the State of Wisconsin, which the Company is, as well as to shareholders of domestic corporations. Joncas v. Krueger, 61 Wis. 2d 529, 213 N.W.2d 1 (1973).

         I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                                        Very truly yours,


                                        /s/ Gerald J. Berres
                                        --------------------------
                                        Gerald J. Berres
                                        Vice President - Secretary
                                        General Counsel